                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15 (d) of the
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 4, 1998

                      FISHER SCIENTIFIC INTERNATIONAL INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)



               1-10920                                  02-0451017
        (Commission File No.)                (IRS employer identification no.)

  Liberty Lane, Hampton, New Hampshire                    03842
(Address of principal executive offices)                (zip code)

       Registrant's telephone number, including area code: (603) 926-5911

         On December 18, 1998, Fisher Scientific International Inc. (the "Company" or "Fisher") filed a Report on Form 8-K with respect to the acquisition described in Item 2. Fisher is amending and restating such Report on Form 8-K to include the financial statements and exhibits set forth in Item 7.

ITEM 2:  ACQUISITION OR DISPOSITIONS OF ASSETS

         On December 4, 1998, Fisher acquired approximately 72% of the share capital of Bioblock Scientific S.A. ("Bioblock"), a French company, for a total purchase price of approximately FrF 610 million (about $108 million based on the exchange rate of FrF 5.67 = $1.00).

         Bioblock, headquartered at Strasbourg, is a leading distributor of scientific instruments and laboratory material in France, with sales of FrF 423 million for its fiscal year ended June 30, 1998. Bioblock shares are listed on the Second Marche (Second Market) of the French Stock Exchange (in Lyons, France) under the symbol "BBL", as well as on the Freiverkehr of the Stuttgart Stock Exchange.

         Fisher acquired approximately 1.5 million shares of common stock of Bioblock (representing 72% of its issued and outstanding share capital) from Mr. Pierre Block, Chairman of the Board and founder of Bioblock, and members of the Block family for a price of FrF 415 per share ($73.19). This price, which represents a 22% premium to the last quoted price for Bioblock shares prior to the announcement of the acquisition, was reached through negotiations between Fisher and the Block family. Fisher purchased these shares through its French subsidiary, Fisher Scientific Holdings France S.A. ("Fisher France"). The sellers included certain holding companies controlled by the Block family.

         As required by French securities law, on December 15, 1998, Fisher France commenced a cash tender offer for the remaining 565,000 shares of common stock of Bioblock (representing 28% of its share capital) at the same price per share as that paid to the Block family. The tender offer will expire on December 30, 1998. If all of these shares are tendered, Fisher's aggregate purchase price for all of Bioblock shares will be approximately FrF 850 million ($150 million).

         If Fisher holds 95% or more of the voting rights of Bioblock after the tender offer, Fisher intends to implement the procedures provided by French law for the mandatory tender of the remaining shares and the de-listing of Bioblock from the French Stock Exchange. Fisher also intends to de-list Bioblock from the Freiverkehr Stock Exchange.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS.

         (a) Financial Statements of Business Acquired and Pro Forma Financial Information.

             The financial statements of Bioblock and the pro forma information required by this Item 7 are contained in the financial statements and notes thereto listed in the Index on page F-1 herein.

         (b) The following documents are filed as exhibits hereto:

             2.01 Stock Purchase Agreement, dated December 4, 1998, among Fisher Scientific International Inc., Fisher Scientific Holdings France S.A., CAPIAC S.A., Pierre Block and the other sellers named therein.

             27.01 Financial data schedule

         Pursuant to the requirements of the Securities Exchange of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FISHER SCIENTIFIC INTERNATIONAL INC.


                                   By:  /s/ Todd DuChene
                                        ___________________
                                        Name:  Todd DuChene
                                        Title: Vice President, General Counsel
                                                 and Secretary

Dated:  February 17, 1999




Exhibit Index              Description
-------------              -----------

2.01          Stock Purchase Agreement, dated
                December 4, 1998, among Fisher Scientific
                International Inc., Fisher Scientific Holdings
                France S.A., CAPIAC S.A., Pierre Block and
                the other sellers named therein.............Filed electronically
27.01           Financial data schedule.....................Filed electronically

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                          INDEX TO FINANCIAL STATEMENTS


BioBlock Scientific and Subsidiaries, for the year ended
June 30, 1998

      Report of Independent Accountants                                     F-2
      Consolidated Statement of Earnings                                    F-3
      Consolidated Balance Sheet                                            F-4
      Notes to the Consolidated Financial Statements                        F-6

Fisher Scientific International Inc., Unaudited Pro Forma Financial
Information

      Unaudited Pro Forma Financial Information                             F-21
      Unaudited Pro Forma Consolidated Balance Sheet
           September 30, 1998                                               F-22
      Unaudited Pro Forma Consolidated Statement of Operations- for
           the nine months ended September 30, 1998                         F-23
      Unaudited Pro Forma Consolidated Statement of Operations- for
           the year ended December 31, 1997                                 F-24
      Notes to Unaudited Pro Forma Financial Statements                     F-25

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors and Stockholders of Bioblock Scientific:

We have audited the accompanying consolidated balance sheet of Bioblock Scientific and its subsidiaries (together, the Company) as of June 30, 1998, and the related consolidated statement of earnings for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in France that are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bioblock Scientific and its subsidiaries as of June 30, 1998 and the results of their operations for the year then ended, in conformity with accounting principles generally accepted in France.

Accounting principles generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the year ended June 30, 1998 and stockholders' equity as of June 30, 1998, to the extent summarized in Note 5 to the consolidated financial statements.

KPMG Audit

Strasbourg, France
October 6, 1998

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                       Consolidated Statement of Earnings
                            Year ended June 30, 1998

                                                     In thousands of    In thousands of US$
                                                      French Francs         (See Note 1)
Total sales ...................................           423,284               69,960
Other operating income ........................            10,205                1,687
                                                         --------             --------
Total income ..................................           433,489               71,647
                                                         ========             ========

Purchases, net of change in inventory .........           245,755               40,618
Other expenses ................................            54,376                8,987
Taxes, other than income taxes ................             5,742                  949
Salaries, wages and related social charges ....            60,724               10,036
Depreciation and provisions ...................            13,970                2,309
                                                         --------             --------
Total operating expenses ......................           380,567               62,899
                                                         ========             ========

OPERATING PROFIT ..............................            52,922                8,748
                                                         ========             ========

Financial income ..............................            44,556                7,364
Financial expenses ............................            33,202                5,488
                                                         --------             --------
NET FINANCIAL INCOME ..........................            11,354                1,876
                                                         ========             ========

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION .            64,276               10,624
                                                         ========             ========

Exceptional income ............................             1,022                  169
Exceptional losses ............................             2,249                  372
                                                         --------             --------
NET EXCEPTIONAL INCOME ........................            (1,227)                (203)
                                                         ========             ========

Employee profit-sharing .......................             3,658                  605
                                                         --------             --------
NET INCOME BEFORE TAX .........................            59,391                9,816
                                                         ========             ========

Corporate income tax ..........................            18,973                3,136
                                                         --------             --------
NET INCOME BEFORE MINORITY INTERESTS ..........            40,418                6,680
                                                         ========             ========

MINORITY INTERESTS ............................               793                  131
                                                         --------             --------
GROUP SHARE OF CONSOLIDATED PROFIT ............            39,625                6,549
                                                         ========             ========


See accompanying Notes to the Consolidated Financial Statements.

                     BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                          Consolidated Balance Sheet
                                June 30, 1998

ASSETS                                 In thousands of   In thousands of US$
                                        French Francs       (See Note 1)
FIXED ASSETS
Intangible assets, net ...............       3,164                 523
Goodwill, net ........................       5,489                 907
Tangible assets, net .................      50,586               8,361
Financial assets .....................         495                  82
                                           -------             -------

Total ................................      59,734               9,873
                                           =======             =======

CURRENT ASSETS
Inventories, net .....................      34,507               5,703
Advance payments to suppliers ........          38                   6
Accounts receivable, net .............     108,420              17,919
Other receivables ....................      18,544               3,065
Marketable securities ................     145,493              24,048
Cash and bank ........................      12,349               2,041
                                           -------             -------
Total ................................     319,351              52,782
                                           =======             =======

Prepaid expenses and other assets ....       2,417                 399
                                           -------             -------
TOTAL ASSETS .........................     381,502              63,054
                                           =======             =======

See accompanying Notes to the Consolidated Financial Statements.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                  June 30, 1998


LIABILITIES AND SHAREHOLDERS' EQUITY                          In thousands of  In thousands of US$
                                                               French Francs      (see Note 1)
SHAREHOLDERS' EQUITY
Capital stock ..............................................        20,475              3,384
Statutory reserves .........................................       217,478             35,945
Consolidated reserves ......................................        13,467              2,226
Exchange adjustment ........................................           (96)               (16)
Retained profit ............................................         3,922                648
Group share of consolidated profit .........................        39,625              6,549
                                                                  --------           --------
Total ......................................................       294,871             48,736
                                                                  ========           ========

MINORITY INTERESTS
In reserves ................................................         2,313                382
In profit ..................................................           793                131
                                                                  --------           --------
Total ......................................................         3,106                513
                                                                  ========           ========

PROVISIONS FOR CONTINGENCIES AND FUTURE LIABILITIES
AND CHARGES                                                          8,630              1,426
LIABILITIES
Financial liabilities ......................................        21,869              3,614
Advance payments received from customers ...................           161                 27
Trade creditors ............................................        28,929              4,782
Tax and social liabilities .................................        21,807              3,604
Other liabilities ..........................................         1,676                277
                                                                  --------           --------
Total ......................................................        74,442             12,304
                                                                  ========           ========

Deferred revenues and exchange adjustments .................           453                 75
                                                                  --------           --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................       381,502             63,054
                                                                  ========           ========


See accompanying Notes to the Consolidated Financial Statements.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


1     CONSOLIDATION POLICY

      The Company is a distributor of laboratory and scientific equipment.

      The consolidated financial statements of Bioblock and its subsidiaries (together, the "Company"), have been prepared in accordance with accounting principles generally accepted in France. These consolidated financial statements comply with the law of January 3, 1985 and its application decree of February 17, 1986 and the recommendations of the Professional Accounting Body (Conseil National de la Comptabilite).

      The unaudited financial information expressed in US dollars is presented solely for the convenience of the reader and is translated from French Francs at the June 30, 1998 exchange rate, which was FF.6.0504 for each US dollar.

2     SCOPE OF CONSOLIDATION

      Companies in which Bioblock Scientific owns more than 50% of the voting rights are fully consolidated.

      The following companies were fully consolidated in the year ended June 30, 1998:

                                                             REGISTRATION       COMPANY'S       CONSOLIDATION
SUBSIDIARY        REGISTERED OFFICE         NATIONALITY         NUMBER            SHARE            METHOD
Avantec Sarl      Parc d'innovation            French        326 832 946          79.33%            Full
                  F-67400 Illkirch
SCI INNO 92       Parc d'innovation            French        387 692 262          99.99%            Full
                  F-67400 Illkirch
Novodirect        Am Storchennest 24           German                               100%            Full
GmbH              D-77694 Kehl/Rhein
Bioblock          Bachliackerstrasse 2         Swiss                                 90%            Full
Scientific AG     CH-4402Frenkendorf

      The balance sheets and statements of earnings of Bioblock Scientific AG (denominated in Swiss Francs) and Novodirect GmbH (German Marks) are translated into French Francs at the exchange rate at the balance sheet date.

3     COMPARABILITY OF FINANCIAL STATEMENTS

      The consolidated financial statements cover the 12 month period to June 30, 1998 for all companies included in the scope of consolidation. The only change in the scope of consolidation

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      between June 30, 1997 and June 30, 1998 is the acquisition of SCI Inno 92 on December 31, 1997. The temporary increase in the corporate income tax rate has been taken into account in the preparation of the financial statements.

4     ACCOUNTING POLICIES AND CONSOLIDATION METHOD

      The consolidated financial statements for the year ended June 30, 1998 have been drawn up and are presented in accordance with the fundamental accounting principles of conservatism, going concern, consistency and cut-off. They present a true and fair view of the activities of the Group.

      Assets are recorded in the balance sheet on a historical cost basis.

      The principal valuation methods adopted and adjustments performed are as follows:

      INTANGIBLE ASSETS

      Intangible assets principally comprise the Bioblock Scientific trademark (which is not amortized) and also include computer software.

      GOODWILL

      The excess of acquisition cost of Avantec stock over the corresponding share of net assets acquired is recorded as goodwill for an amount of KF.1321. This goodwill represents the profit-making capacity of the company and is amortized over a period of 20 years.

      The excess of acquisition cost of Novodirect GmbH stock over the corresponding share of net assets acquired is recorded as goodwill for an amount of KF.5 546. This goodwill represents the profit-making capacity of the company and is amortized over a period of 20 years.

      The excess of acquisition cost of SCI Inno 92 stock over the corresponding share of net assets acquired is KF.7 647. This difference is allocated to the revaluation of land for an amount of KF.1 232 and the revaluation of buildings for an amount of KF.6 424 in accordance with independent real-estate appraisals.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      TANGIBLE FIXED ASSETS

      Tangible fixed assets are recorded in the financial statements at acquisition cost. Depreciation is recorded in the individual accounts of each company over the estimated useful life of the assets. Accelerated depreciation permitted for tax purposes is not recorded.

      Equipment financial lease contracts mainly concern vehicles and computer equipment and are recorded as operating leases. The gross value of assets financed in this way is KF.6 692; future minimum lease payments are disclosed as off-balance sheet commitments.

      Movements in tangible fixed assets and depreciation thereon are summarized in the tables enclosed as additional information.

      Depreciation is calculated using a straight-line or declining balance method over the following estimated useful lives:

      Buildings and improvements           10 to 18 years
      Technical equipment                   5 to 10 years
      Fixtures and fittings                 5 to 10 years
      Vehicles                              3 to  5 years
      Office equipment                      2 to 10 years
      Office furniture                      7 to 10 years

      FINANCIAL ASSETS

      Movements during the year concerned loan accounts and guarantee deposits. Financial assets are all long-term, with the exception of the short-term portion of loans to employees repayable within one year (KF.140).

      INVENTORIES

      Goods held for resale are recorded at last purchase cost which approximates FIFO. A provision is recorded in respect of slow-moving inventory, where appropriate, to reduce such inventories to useful value.

      Inventory values are not adjusted to eliminate unrealized inter-company profits as such adjustments would be immaterial.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      RECEIVABLES AND PAYABLES

      Trade receivables and payables and other receivables are recorded at nominal value. A provision for bad debts is recorded in respect of trade receivables where appropriate.

      Inter-company transactions are eliminated together with all reciprocal receivables and payables.

      All current receivables and operating and sundry financial liabilities fall due within less than one year.


      MARKETABLE SECURITIES

      Marketable securities are recorded at historical cost and comprise mutual funds (34.21%), mutual investment funds (26.23%), medium-term negotiable notes (22.29%), capitalization notes (14.79%) and Bioblock Scientific treasury stock (2.48%).

      FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

      The translation into French Francs of subsidiary financial statements at the balance sheet date exchange rate generates exchange rate differences equal to the difference between historical and balance sheet date exchange rates. This difference is recorded as a separate component of consolidated shareholders' equity. The effect of using a balance sheet date exchange rate rather than a period average exchange rate to translate the subsidiaries' statements of earnings is not significant.

      TAX-DRIVEN PROVISIONS

      As provisions for increases in prices are of a purely tax nature they are eliminated in the consolidated financial statements, taking into account the corresponding deferred tax effect.

      PROVISIONS FOR CONTINGENCIES AND LOSSES

      Provisions for contingencies and losses are recorded in the individual accounts of the consolidated companies and principally comprise customer warranty provisions. A breakdown of provisions for contingencies and losses and movements during the year ended June 30, 1998 is provided in the accompanying additional information.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      DEFERRED TAXATION

      The deferred tax position of the consolidated companies has been analyzed to match the appropriate tax charge to each accounting period. Deferred taxes resulting from these temporary differences principally result from:

      -    the cancellation of tax-driven provisions;

      -    the elimination of distortions between accounting and taxation rules.

      As the net consolidated deferred tax position as of June 30, 1998 is a net deferred tax asset position the conservatism principle has been applied. In accordance with the conservatism principle, deferred tax assets are only recorded to the extent they offset deferred tax liabilities, and deferred tax assets in excess of deferred tax liabilities are not recognized.

      This conservatism principle was also adopted with respect to the consolidated deferred tax position as of June 30, 1997. The deferred tax calculation is performed using the tax rate prevailing at the year end. The additional 10% and 15% tax contributions imposed by the French tax law have no impact on the consolidated tax position due to the non-recognition of the net deferred tax asset position.

      The deferred tax summary table is enclosed within the additional information.

      DIRECTORS' COMPENSATION

      Due to the management structure of the company the disclosure of this information would be equivalent to providing the individual compensation of each director. Hence this information is not presented.

      FINANCIAL INCOME AND EXPENSES

      Dividends received by the parent company from subsidiaries are eliminated in the consolidated financial statements.

      Net financial income comprises interest, capital gains on disposals of marketable securities, discounts obtained and other financial transactions.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      EMPLOYEE PROFIT-SHARING

      The company is required to pay employee profit sharing pursuant to the terms of a group-wide agreement.

      RETIREMENT BENEFIT COMMITMENTS

      Retirement benefit commitments are presented as off-balance sheet commitments. The benefits to which employees would be entitled are calculated based on employee length of service and the likelihood that employees will remain with the company until retirement. Undiscounted total commitments as of June 30, 1998 amounted to KF.3 224.

      TAX INFORMATION

      Bioblock Scientific and Avantec received revised tax assessments in 1993 concerning tax credit cash optimization transactions for a total amount of KF.5 709, which they are strongly contesting.

      The amount was paid on August 8, 1996. The companies filed an appeal against these assessments before the Administrative Court.

      Based on the arguments presented and the absence of applicable case law in this matter, the companies have recorded this payment as another receivable and are vigorously contesting this matter.

5 SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in France ("French GAAP"), which differ in certain significant respects from those applicable in the United States ("US GAAP").

      These differences have been reflected in the financial information given below and mainly relate to the following items:

      TRADEMARK ACQUIRED FROM OWNER

      The Company acquired a trademark from one of its individual shareholders. At the time of the transaction, this individual held, directly or indirectly, a majority of the Company's voting rights.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      In accordance with French GAAP, this trademark was recorded in the accompanying consolidated financial statements for its acquisition price from this individual. Under US GAAP, this transaction is considered a transfer of asset between entities under common control, hence the transferred asset should be recorded on the books of the acquiror at historical cost to the previous owner.

      COMMON CONTROL IN BUSINESS COMBINATIONS

      The Company acquired three companies controlled by a shareholder group. At the time of the transaction, this shareholder group also controlled, directly or indirectly, a majority of the Company's voting rights.

      In accordance with French GAAP, the excess of acquisition cost of the stock of the acquired companies over the corresponding share of net assets acquired was either recorded as goodwill or allocated to the revaluation of certain tangible fixed assets. Under US GAAP, this transaction is considered a transfer of assets between entities under common control, hence the transferred assets should be recorded on the books of the acquiror at historical cost to the previous owner.


      PRESENTATION OF TREASURY STOCK

      Treasury shares are included in marketable securities in the accompanying French GAAP consolidated financial statements. Under US GAAP, such treasury shares should be reflected as a reduction of shareholders' equity.

      GAIN ON SALE OF TREASURY STOCK

      In accordance with French GAAP, gains on sale of treasury stock are recorded as financial income in the statement of earnings. In accordance with US GAAP, gains on sales of treasury stock should be excluded from the determination of net income.

      ACCRUAL FOR RETIREMENT INDEMNITIES

      As permitted by French GAAP, the Company has not recorded a liability for its obligation to pay a retirement indemnity to employees retiring while employed by the Company. US GAAP requires that such a retirement indemnity obligation be recorded as a liability based on actuarial calculations.

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      UNREALIZED GAIN ON TRADING MARKETABLE SECURITIES

      Under French GAAP, unrealized gains on marketable securities are not recognized. Since the company actively and frequently buys and sells such securities, these securities would be classified as "trading" securities in accordance with US GAAP. Hence, unrealized gains and losses on these securities should be included in the determination of net income.

      CAPITAL LEASES

      French GAAP does not require that assets held under leases of a financial nature be recorded on the balance sheet with a corresponding liability for the financial obligation. The Company has elected not to record such assets and liabilities on the accompanying consolidated balance sheet. Rather, amounts due under the lease agreements are charged to expense.

      US GAAP requires that for lease agreements meeting the criteria of capital leases, an asset and a corresponding financial obligation be recorded on the balance sheet.

      DEFERRED TAXES

      In accordance with the conservatism principle, deferred tax assets were only recorded in the accompanying French GAAP consolidated financial statements to the extent they offset deferred tax liabilities.

      In accordance with US GAAP, deferred tax assets should be recognized if it is more likely than not that they will be realized.

      The deferred tax adjustment between French GAAP and US GAAP also includes the tax effect of other adjustments described above.

      PRESENTATION OF CONSOLIDATED STATEMENT OF EARNINGS

      Other operating income mainly includes the reversal of certain provisions. In accordance with US GAAP, these amounts would be deducted from operating expenses.

      Items reported as exceptional income/losses and employee profit sharing in accordance with French GAAP would be recorded in the operating profit in accordance with US GAAP. Financial income and expenses mainly arise from the Company's trading activities on marketable securities.

      PRESENTATION OF CONSOLIDATED STATEMENT OF CASH FLOW

      The presentation of the consolidated statement of sources and uses of funds prepared in accordance with French GAAP differs significantly from the presentation of a US consolidated statement of cash flows.

      The consolidated statement of cash flows of the Company for the year ended June 30, 1998, based on the French GAAP figures and using a US format, would be as follows:

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998




(in FF'000)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..............................................................    40,418
 Adjustments to reconcile net income to cash provided by operating activities:
 Depreciation and amortization ...........................................     4,340
 Gain on sale of property, plant and equipment ...........................       (70)
Changes in working capital:
 Receivables, net ........................................................    (9,492)
 Inventories, net ........................................................    (7,333)
 Other current assets ....................................................     2,668
 Current liabilities .....................................................     3,059
Other ....................................................................         2
                                                                            --------
 CASH PROVIDED BY OPERATING ACTIVITIES                                        33,592
                                                                            ========

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired                                          (16,571)
 Capital expenditures                                                         (1,679)
 Proceeds from sale of property, plant and equipment                             189
                                                                            --------
 CASH USED IN INVESTING ACTIVITIES                                           (18,061)
                                                                            ========

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                                              (93,742)
 Long-term debt payments                                                      (1,203)
                                                                            --------
    CASH USED IN FINANCING ACTIVITIES                                        (94,945)
                                                                            ========

NET CHANGE IN CASH AND MARKETABLE SECURITIES                                 (79,414)
                                                                            ========

CASH AND MARKETABLE SECURITIES-BEGINNING OF YEAR                             237,256
CASH AND MARKETABLE SECURITIES-END OF YEAR                                   157,842

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


      CONVERSION TO US GAAP

      The following is a summary of the estimated adjustments to net income and shareholders' equity for the year ended June 30, 1998 which would be required if US GAAP had been applied instead of French GAAP:


                                                                            SHAREHOLDERS'
                                                          NET INCOME           EQUITY
(in FF'000)                                               ----------        -------------

French GAAP amount per accompanying
 consolidated financial statements .....................    39,625            294,871
Trademark acquired from owner ..........................      --               (3,000)
Common control in business combinations ................       500            (12,979)
Presentation of treasury stock .........................      --               (3,606)
Gain on sale of treasury stock .........................    (3,002)              --
Accrual for retirement indemnities .....................      (255)            (1,497)
Unrealized gain on trading marketable securities .......      (186)               321
Capital leases .........................................       (23)               366
Deferred taxes .........................................       438              3,455
                                                          --------           --------
Approximate amounts under US GAAP ......................    37,097            277,931
                                                          ========           ========

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998


6     ADDITIONAL FRENCH GAAP DISCLOSURE INFORMATION

      The additional information presented below has been prepared in accordance with French GAAP.


                                   (in FF'000)

                                        GBV
                                       AS OF                 SCI INNO 92   SCI INNO 92               GBV AS OF
                                      07/01/97   ADDITIONS   ACQUISITION   REVALUATION   DISPOSALS    06/30/98
                                      --------   ---------   -----------   -----------   ---------   ---------
FIXED ASSETS GROSS BOOK VALUE
OTHER INTANGIBLES.................      3,756        501            --           --          434        3,823
GOODWILL..........................      6,867         --            --           --           --        6,867
Land..............................        642         --         5,742        1,223           --        7,607
Buildings.........................      6,366         --        32,291        6,424           --       45,081
Furniture and equipment...........        592         21            --           --           --          613
Other tangible fixed assets.......     20,795      1,157            --           --          978       20,974
                                       ------      -----        ------        -----        -----       ------
TOTAL TANGIBLE FIXED ASSETS.......     28,395      1,178        38,033        7,647          978       74,275
                                       ======      =====        ======        =====          ===       ======
Other investments.................         35         --            --           --           --           35
Loans and other financial assets..        440        480            --           --          460          460
TOTAL FINANCIAL ASSETS............        475        480            --           --          460          495
                                       ------      -----        ------        -----        -----       ------
GRAND TOTAL.......................     39,493      2,159        38,033        7,647        1,872       85,460
                                       ======      =====        ======        =====        =====       ======

                                   (in FF'000)

FIXED ASSETS DEPRECIATION &          AS OF                                        SCI INNO 92         AS OF
AMORTIZATION                        07/01/97         CHARGE        DISPOSALS      ACQUISITION       06/30/98
                                    --------         ------        ---------      -----------       --------
OTHER INTANGIBLES ................      730             363             434              --             659
GOODWILL .........................    1,035             343              --              --           1,378
Land .............................       --              --              --              --              --
Buildings ........................    4,808             454              --           6,563          11,825
Furniture and equipment ..........      482              54              --              --             536
Other tangible fixed assets ......    9,707           2,479             859              --          11,328
                                     ------          ------          ------          ------          ------
TOTAL TANGIBLE FIXED ASSETS ......   14,997           2,987             859           6,563          23,688
                                     ======          ======          ======          ======          ======

GRAND TOTAL ......................   16,762           3,694           1,293           6,563          25,726
                                     ======          ======          ======          ======          ======

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998



ADDITIONAL FRENCH GAAP DISCLOSURE INFORMATION (CONTINUED)
BREAKDOWN OF CONSOLIDATED SALES                                     (in FF'000)    Percentage
Consolidated sales - France..................................         339,516          80%
Consolidated sales - Export..................................          83,768          20%
                                                                      -------         ---
Total consolidated sales.....................................         423,284         100%
                                                                      =======         ===


BREAKDOWN OF THE CORPORATE INCOME
TAX CHARGE                                   NET INCOME         CURRENT          DEFERRED          NET INCOME
(in FF'000)                                  BEFORE TAX        TAX CHARGE          TAX*            AFTER TAX
                                             ----------        ----------        --------          ----------
Net income from ordinary activities .....      64,276            21,008                --            43,268
Net exceptional income ..................      (1,227)             (511)               --              (716)
Employee profit-sharing .................      (3,658)           (1,524)               --            (2,134)
                                              -------           -------           -------           -------
Net income before minority interests ....      59,391            18,973                --            40,418
                                              =======           =======           =======           =======

____________

* see Deferred tax note


AVERAGE EMPLOYEE NUMBERS                                                              NUMBER OF EMPLOYEES
Management staff....................................................................          52
Employees...........................................................................         134
                                                                                             ---
Total...............................................................................         186
                                                                                             ===

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998




ADDITIONAL FRENCH GAAP DISCLOSURE INFORMATION (CONTINUED)

                                   (in FF'000)

                                                 AS OF                                             AS OF
                                                07/01/97         CHARGE          RELEASE         06/30/98
PROVISIONS                                      --------         ------          -------         --------
Provisions for customer warranties ..........     6,375           6,101           5,451           7,025
Financial provisions ........................       118              86             118              86
Other provisions for contingencies and
 losses .....................................     1,552             317             350           1,519
                                                 ------          ------          ------          ------

TOTAL PROVISIONS FOR CONTINGENCIES AND
 LOSSES .....................................     8,045           6,504           5,919           8,630
                                                 ======          ======          ======          ======

Inventory provisions ........................     1,791           2,129           1,791           2,129
Provisions for doubtful accounts ............     2,227           1,068           1,074           2,221
Provisions for write-down of marketable
 securities .................................        --              86              --              86
                                                 ------          ------          ------          ------
TOTAL PROVISIONS FOR WRITE-DOWN .............     4,018           3,283           2,865           4,436
                                                 ======          ======          ======          ======

GRAND TOTAL .................................    12,063           9,787           8,784          13,066
                                                 ======          ======          ======          ======

                                                   (in FF'000)
OFF-BALANCE SHEET COMMITMENTS
Equipment capital lease commitments ............      2,791
Retirement benefit obligation (undiscounted) ...      3,224
                                                      -----
TOTAL COMMITMENTS GIVEN ........................      6,015
                                                      =====

Other commitments received (guarantees) ........        986
                                                      -----
TOTAL COMMITMENTS RECEIVED .....................        986
                                                      =====

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998



ADDITIONAL FRENCH GAAP DISCLOSURE INFORMATION (CONTINUED)

                                                                   (IN FF'000)
                                              -----------------------------------------------------
                                               AS OF                                         AS OF
DEFERRED TAX POSITION                         07/01/97        CHARGE        RELEASE        06/30/98
                                              --------        ------        -------        --------
DEFERRED TAX ASSETS
Employee profit sharing ...................       976          1,189            976          1,189
Accrued expenses not deductible ...........     2,367          2,467          2,367          2,467
Other tax adjustments .....................       146            169            146            169
                                                -----          -----          -----          -----
TOTAL .....................................     3,489          3,825          3,489          3,825
                                                =====          =====          =====          =====

DEFERRED TAX LIABILITIES
Tax-driven provisions .....................       976            257            188          1,045
                                                -----          -----          -----          -----

TOTAL .....................................       976            257            188          1,045
                                                =====          =====          =====          =====

NET DEFERRED TAX POSITION UNRECOGNIZED ....     2,513           --             --            2,780
                                                =====          =====          =====          =====

(See deferred tax note)                         (DT asset)                                   (DT asset)

                                                                  (IN FF'000)
CONSOLIDATED STATEMENT OF SOURCES AND USES OF FUNDS
STABLE RESOURCES
Net income for the period ...................................        40,418
Depreciation and amortization expense .......................         3,694
Movement in provisions ......................................           917
Other non-cash flows ........................................          (139)
                                                                   --------

WORKING CAPITAL PROVIDED BY OPERATIONS ......................        44,890
                                                                   ========
Sale of property, plant and equipment .......................           189
                                                                   --------
TOTAL STABLE RESOURCES ......................................        45,079
                                                                   ========

STABLE USES OF FUNDS
Distributions paid ..........................................        93,742
Acquisitions of property, plant and equipment ...............         2,159
Acquisitions of financial assets ............................        17,051
                                                                   --------
TOTAL STABLE USES OF FUNDS ..................................       112,952
                                                                   ========

MOVEMENT IN NET CONSOLIDATED WORKING CAPITAL ................       (67,873)
MOVEMENT IN NET CONSOLIDATED WORKING CAPITAL REQUIREMENTS ...        11,455
NET MOVEMENT IN CONSOLIDATED CASH & MARKETABLE SECURITIES ...       (79,328)

                      BIOBLOCK SCIENTIFIC AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                            Year ended June 30, 1998




ADDITIONAL FRENCH GAAP DISCLOSURE INFORMATION (CONTINUED)

                                                                              (IN FF'000)
                                        ------------------------------------------------------------------------------------
TABLE OF MOVEMENTS IN                                APPROPRIATION
CONSOLIDATED SHAREHOLDERS'                AS OF     OF 1996/97 NET                       OTHER       1997/98 NET     AS OF
EQUITY                                  07/01/97       INCOME         DISTRIBUTIONS    OPERATIONS      INCOME       06/30/98
                                        --------    --------------    -------------    ----------    -----------    --------
Capital stock......................       20,475             -                 -              -               -       20,475
Reserves - parent company..........      267,478        39,395           (89,395)             -               -      217,478
Reserves - subsidiaries............       12,137           869                 -            461               -       13,467
Exchange adjustments...............          (49)            -                 -            (47)              -          (96)
Retained profit - parent company           8,269             -            (4,790)           443               -        3,922
 Net income for the year - Group
   share...........................       40,264       (40,264)                -              -          39,625       39,625
                                         -------        ------            ------            ---          ------      -------
 TOTAL CONSOLIDATED SHAREHOLDERS'
   EQUITY..........................      348,574             -           (94,185)           857          39,625      294,871
                                         =======        ======            ======            ===          ======      =======
Reserves - minority interests......        2,528           618              (833)             -               -        2,313
Net income - minority interests....          618          (618)                -              -             793          793
                                         -------        ------            ------            ---          ------      -------
MINORITY INTERESTS.................        3,146             -              (833)             -             793        3,106
                                         =======        ======            ======            ===          ======      =======

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1998 set forth below gives effect to: (i) the issuance of $200 million of new 9% Senior Subordinated Notes due 2008 (the "New Notes") by Fisher Scientific International Inc. ("Fisher") and (ii) the acquisition (the "Acquisition") by Fisher of 89.9% of BioBlock Scientific S.A. ("BioBlock") pursuant to the Purchase Agreement dated as of December 4, 1998, as if such transactions had occurred on September 30, 1998. The Acquisition will be accounted for under the purchase method of accounting pursuant to the Purchase Agreement. Estimates of acquisition liabilities relating to the integration of BioBlock with Fisher's operations are not reflected in the Unaudited Pro Forma Consolidated Balance Sheet because the integration plans have not been finalized.

The Unaudited Pro Forma Consolidated Statement of Earnings for the year ended December 31, 1997 and the nine months ended September 30, 1998 set forth below gives effect to the New Notes and the Acquisition, as if such transactions had occurred as of January 1, 1997. Potential cost savings from combining the operations are not reflected in the Unaudited Pro Forma Consolidated Statements of Income because the integration plans have not been finalized.

The unaudited pro forma adjustments are based upon available information and upon certain assumptions that Fisher believes are reasonable. All information and financial data concerning BioBlock included in Unaudited Pro Forma Financial Information has been provided to Fisher by BioBlock. The Unaudited Pro Forma Financial Information is provided for informational purposes only and does not purport to be indicative of Fisher's results of operations that would actually have been achieved had the New Notes and the Acquisition been completed as of or for the periods presented, or that may be obtained in the future. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and related notes thereto previously reported on Forms 10-K and 10-Q, and of BioBlock and related notes thereto included herein.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (IN MILLIONS)


                                                          HISTORICAL                    PRO FORMA
                                                    ------------------------  ----------------------------
                                                                              ADJUSTMENTS
                                                      FISHER       BIOBLOCK       (a)         CONSOLIDATED
                                                    ----------    ----------  -----------     ------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                         $    22.2      $  26.1          --         $    48.3
  Marketable securities                                    --          1.8          --               1.8
  Receivables, net                                      161.9         16.9        26.4(b)          205.2
  Inventories                                           214.5          6.2          --             220.7
  Other current assets                                   57.7          3.8        (1.3)             60.2
                                                    ---------      -------    --------         ---------
     Total current assets                               456.3         54.8        25.1             536.2
Property, plant and equipment, net                      242.4          7.6          --             250.0
Goodwill                                                306.4           --        95.6             402.0
Other assets                                            158.4          3.1         6.0(b)          167.5
                                                    ---------      -------    --------         ---------
Total assets                                        $ 1,163.5      $  65.5    $  126.7         $ 1,355.7
                                                    =========      =======    ========         =========
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
----------------------------------------------
Current liabilities:
  Short-term debt                                   $    40.6      $   0.5      ($25.0)(b)     $    16.1
  Accounts payable                                      236.3          3.5          --             239.8
  Accrued and other current liabilities                 159.8          4.1         3.3             167.2
                                                    ---------      -------    --------         ---------
     Total current liabilities                          436.7          8.1       (21.7)            423.1
Long-term debt                                          825.0          3.1       193.0(b)        1,021.1
Other liabilities                                       210.3          4.7         5.0             220.0
                                                    ---------      -------    --------         ---------
Total liabilities                                     1,472.0         15.9       176.3           1,664.2
Stockholders' equity:
  Preferred stock
  Common stock                                            0.4          --           --               0.4
  Capital in excess of par value                        313.3          --           --             313.3
  Equity of BioBlock                                       --        49.6        (49.6)               --
  Retained (deficit) earnings                          (601.5)         --           --            (601.5)
  Other                                                 (20.7)         --           --             (20.7)
                                                    ---------      -------    --------         ---------
Total stockholders' (deficit) equity                   (308.5)       49.6        (49.6)           (308.5)
                                                    ---------      -------    --------         ---------
  Total liabilities and stockholders' (deficit)
 equity                                             $ 1,163.5     $  65.5     $  126.7         $ 1,355.7
                                                    =========     =======     ========         =========

                      FISHER SCIENTIFIC INTERNATIONAL INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                               ADJUSTMENTS
                                                  FISHER         BIOBLOCK          (a)         CONSOLIDATED
                                                ----------      ----------     -----------     ------------
Sales                                           $  1,716.6       $  52.0         $    --        $  1,768.6

Cost of sales                                      1,240.2          31.2              --           1,271.4
Selling, general and administrative expense          386.0          13.6             2.9(c)          402.5
Transaction-related costs                             71.0            --              --              71.0
                                                ----------       -------         -------        ----------
Income from operations                                19.4           7.2            (2.9)             23.7

Interest expense                                      67.3            --            10.8(d)           78.1
Other (income) expense, net                           (3.0)          1.7              --              (1.3)
                                                ----------       -------         -------        ----------
Income (loss) before income taxes                    (44.9)          5.5           (13.7)            (53.1)
Income tax (benefit) provision                       (12.1)          1.8            (4.3)(e)         (14.6)
                                                ----------       -------         -------        ----------
Net income (loss)                                   ($32.8)      $   3.7         $  (9.4)       $    (38.5)
                                                ==========       =======         =======        ==========
Earnings (loss) per common share:
  Basic                                             ($0.82)                                         ($0.96)
                                                ==========                                      ==========
  Diluted                                           ($0.82)                                         ($0.96)
                                                ==========                                      ==========

                      FISHER SCIENTIFIC INTERNATIONAL INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                               ADJUSTMENTS
                                                  FISHER         BIOBLOCK          (a)         CONSOLIDATED
                                                ----------      ----------     -----------     ------------
Sales                                           $  2,175.3       $  68.5         $    --        $  2,243.8

Cost of sales                                      1,583.6          41.3              --           1,624.9
Selling, general and administrative expense          518.8          18.3             3.8(c)          540.9
Transaction-related costs                             51.8            --              --              51.8
                                                ----------       -------         -------        ----------
Income from operations                                21.1           8.9            (3.8)             26.2
Interest expense                                      23.0            --            17.2(d)           40.2
Other (income) expense, net                            3.2          (0.2)             --               3.0
                                                ----------       -------         -------        ----------
Income (loss) before income taxes                     (5.1)          9.1           (21.0)            (17.0)
Income tax (benefit) provision                        25.4           2.6            (6.9)(e)          21.1
                                                ----------       -------         -------        ----------
Net income (loss)                                   ($30.5)      $   6.5         $ (14.1)       $    (38.1)
                                                ==========       =======         =======        ==========
Earnings (loss) per common share:
  Basic                                             ($0.30)                                         ($0.38)
                                                ==========                                      ==========
  Diluted                                           ($0.30)                                         ($0.38)
                                                ==========                                      ==========

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


(a) The Unaudited Pro Forma Financial Information reflects the acquisition by Fisher of 89.9% of BioBlock pursuant to the Purchase Agreement (the percentage of Bioblock stock owned by Fisher as of December 31, 1998). In accordance with purchase accounting, the assets and liabilities of BioBlock will be recorded on Fisher's books at estimated fair market value with the remaining purchase price reflected as goodwill. For purposes of these pro forma financial statements, the allocation of the purchase price has been made based upon valuations and other studies which have not been finalized. Accordingly, the allocation of the purchase price is preliminary. The following reflects management's estimates of the initial allocation of the purchase price for BioBlock.


                    Fisher consideration paid (in millions):
                      Cash................................................      $ 135.6
                      Transaction costs...................................          3.3
                                                                                -------
                        Total consideration...............................      $ 138.9
                                                                                =======

                    Allocation of total consideration:
                      Current assets......................................      $  53.5
                      Property, plant and equipment.......................          7.6
                      Other assets........................................          3.1
                      Liabilities assumed, net of assumption of debt......        (20.9)
                      Excess of purchase price over net assets acquired...         95.6
                                                                                -------
                                                                                $ 138.9
                                                                                =======


(b) Reflects borrowings under the New Notes to fund the acquisition and related transaction fees. The net proceeds to Fisher from the New Notes, after underwriting discounts and commissions of $7 million and estimated expenses of $6 million, were approximately $187 million. The New Notes have a fixed interest rate of 9% and mature on February 1, 2008. Interest expense on these borrowings for pro forma purposes is based on a 10.4% effective interest rate which was calculated based on the fixed interest rate and the amortization of deferred financing fees and the discount on the debt. Borrowings in excess of cash consideration paid were $51.4 million. For pro forma purposes, this excess cash was used to repay amounts outstanding under Fisher's revolving credit facility of $25.0 million the remainder was used and to fund working capital needs which have historically been funded through Fisher's receivable securitization facility.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(c) Represents amortization expense for the excess purchase price related to the Acquisition over net assets acquired which is being amortized over 25 years on a straight-line basis


(d)      Represents the following adjustments:

                                                                September 30, 1998     December 31, 1997
                                                                ------------------     -----------------
         Interest on New Notes (i)                                  $    19.4               $    14.6
         Less interest on debt assumed to be repaid and
              interest on reduction in receivables sold under
              the receivables securitization facility                    (2.2)(ii)               (3.7)(iii)
                                                                    ---------               ----------
                                                                    $    17.2               $    10.8

                  (i) Interest expense on the borrowing under the New Notes described in note (b) at an average effective rate of 10.4%, including amortization of underwriting discounts and financing fees.

                  (ii) Interest expense on the revolving credit facility and receivables securitization with a combined weighted average interest rate of 5.8%.

                  (iii) The revolving credit facility and receivables securitization were not outstanding in 1997. For the interest adjustment, other debt with a weighted average interest rate of 7.3% was assumed to be repaid.

(e) Adjustment to reflect the income tax benefit related to the pro forma adjustments. The goodwill amortization expense for the Acquisition is not deductible for tax purposes. The income tax benefit on the interest expense was calculated at 40%.